Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of City Holding Company of our report dated February 24, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of City Holding Company for the year ended December 31, 2021, and to the reference to us under the heading “Experts” in the prospectus.

/s/ CROWE LLP
Crowe LLP
Washington, D.C.
November 22, 2022